Filed pursuant to
                                                                  Rule 424(b)(2)
                                                      Registration No. 333-20803

                                 $1,000,000,000
                                    CITICORP
                       Medium-Term Senior Notes, Series E
                    Medium-Term Subordinated Notes, Series E
                Due From 9 Months to 50 Years From Date of Issue

Pricing Supplement, dated February 25, 1997 (To Prospectus Supplement, dated March 26, 1996, to Prospectus, dated February 8, 1996).

                              DESCRIPTION OF NOTES

      The terms of the Notes set forth in this Pricing Supplement supplement and modify, to the extent applicable, the description of general terms and provisions of Citicorp's Medium-Term Subordinated Notes, Series E, set forth in the accompanying Prospectus and Prospectus Supplement. Capitalized terms not defined herein shall have the meanings assigned to such terms in the accompanying Prospectus and Prospectus Supplement.

SUMMARY OF TERMS:

Title of Notes:                     7.00% Subordinated Notes Due March 15, 2007
                                    (the "Notes").

Aggregate
Principal Amount:                   $10,000,000.00.

Price to Public:                    100.00%.

Issue Date:                         March 5, 1997

Stated Maturity Date:               March 15, 2007.

Interest Rate:                      7.00%.

Interest Payment Dates:             Monthly, on the 15th day of each month,
                                    commencing in April 1997, and at Stated
                                    Maturity.

Regular Record Dates:               The first day of the month in which the
                                    related Interest Payment Date occurs.

Sinking Fund:                       None.

Redemption:                         The Notes are subject to redemption, in
                                    whole but not in part, at the option of
                                    Citicorp, on not more than 60 or less than 30 days' notice, on any Interest Payment
                                    Date, on or after March 15, 2000, at a
                                    redemption price of 100% of their principal amount plus accrued and unpaid interest to the redemption date.

Selling Agent:                      J.W. Korth & Company.

Agent's Commission:                 2.00%.

Minimum Denomination:               $1,000.

CUSIP Number:                       17303 MGE 3.